Exhibit 10.5

AGREEMENT FOR WHOLESALE FINANCING
(Security Agreement)
(ILOC Collateral)

This AGREEMENT FOR WHOLESALE FINANCING (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is hereby made this 30th day of June, 2004, by and between IBM Credit LLC, a Delaware limited liability company with a place of business at North Castle Drive, Armonk, NY 10504 (“IBM Credit”), and Info Tech USA, Inc., formerly known as Information Products Center, Inc., (“IPC”) duly organized under the laws of the State of New Jersey with its principal place of business at 7 Kingsbridge Road, Fairfield, NJ 07004 (“Customer”). This Agreement amends and restates all prior financing agreements (all such agreements, as amended, restated, supplemented or otherwise modified from time to time, the “Prior Financing Agreement.”)

Pursuant to the terms of Section 17 of this Agreement, Customer warrants and represents that the obligations owed to IBM Credit by Customer under the Prior Financing Agreement will remain in full force and effect,

        In the course of Customer’s business, Customer acquires products and wants IBM Credit to finance Customer’s purchase of such products under the following terms and conditions:

        1.        IBM Credit may in its sole discretion from time to time decide the amount of credit IBM Credit extends to Customer, notwithstanding any prior course of conduct between IBM Credit and Customer. IBM Credit may combine all of its advances to make one debt owed by Customer.

        2.        Customer agrees and understands that provided: (i) Customer’s financing agreement with Wells Fargo Business Credit, Inc. dated June 29, 2004 (“Wells Fargo Financing Agreement”) remains in effect and (ii) no default or event of default exists under this Agreement, in the sole discretion of IBM Credit, IBM Credit will advance funds under the terms of this Agreement up to the full amount available under the terms of the Letter of Credit (at the time of the Customer’s request for an advance), as more specifically described in Section 4, hereunder. Customer agrees that any decision to finance products will not be binding on IBM Credit until such time as the funds are actually advanced by IBM Credit.

        3.        In the course of Customer’s operations, Customer intends to purchase from persons approved in writing by IBM Credit for the purpose of this Agreement (the “Authorized Suppliers”) computer hardware and software products manufactured or distributed by or bearing any trademark or trade name of such Authorized Suppliers (the “Approved Inventory”). When IBM Credit advances funds, IBM Credit may send Customer a Statement of Transaction or other statement. If IBM Credit does, Customer will have acknowledged the indebtedness to be an account stated and Customer will have agreed to the terms set forth on such statement unless Customer notifies IBM Credit in writing of any question or objection within seven (7) days after such statement is mailed to Customer.

        4.        To secure payment of all of Customer’s current and future indebtedness to IBM Credit whether under this Agreement, any guaranty or surety agreement that Customer executes, or any other agreement between Customer and IBM Credit, whether direct or contingent, Customer hereby agrees to cause an institution acceptable to IBM Credit to issue in IBM Credit’s favor an Irrevocable Letter of Credit in a form acceptable to IBM Credit (“Letter of Credit”) in the amount of Six Hundred Thousand Dollars ($600,000.00) bearing an effective date as of the date of this Agreement and expiring no earlier than twelve (12) months from the date hereof. At least sixty (60) days prior to the expiration of the Letter of Credit or any subsequent Letter of Credit, Customer will renew and extend such Letter of Credit for a term of twelve (12) months or longer, or will have a new Letter of Credit issued to IBM Credit for a term of twelve (12) months or longer and in an amount, form and from an institution acceptable to IBM Credit.

        5.        Customer represents that its business is conducted as a __ SOLE PROPRIETORSHIP, __ PARTNERSHIP, __ JOINT VENTURE, XXX CORPORATION, __ COOPERATIVE, ___ LIMITED LIABILITY COMPANY (check applicable term). Customer agrees to notify IBM Credit immediately of any change in identity, name, form of ownership or management, and of any additions or discontinuances of other business locations.

        6.        Customer will execute any and all documents IBM Credit may request to confirm or perfect IBM Credit’s title or interest in the Letter of Credit. Customer will pay all taxes, license fees, assessments and charges when due. Customer warrants and represents that it is not in default in the payment of any principal, interest or other charges relating to any indebtedness owed to any third party for any reason whatsoever, and no event has occurred under the terms or provisions of any agreement, document, promissory note or other instrument, which with or without the passage of time and/or the giving of notice constitutes or would constitute an event of default thereunder. Each financial statement that Customer submits to IBM Credit, is and will be correct and will accurately represent Customer’s financial condition. Customer further acknowledges IBM Credit’s reliance on the truthfulness and accuracy of each and every financial statement that Customer submits to IBM Credit in its extension of various financial accommodations to Customer.

        7.        Customer agrees to immediately pay IBM Credit the full amount of the principal balance owed IBM Credit, at or before the time payment is required under the terms of Customer’s financing program with IBM Credit. Regardless of the terms of any scheduled payment program with IBM Credit, if IBM Credit determines that the current outstanding indebtedness owed by Customer to IBM Credit exceeds the value of the Letter of Credit in IBM Credit’s possession, Customer agrees to immediately pay to IBM Credit an amount equal to the difference between such outstanding indebtedness and the Letter of Credit. Customer will make all payments to IBM Credit according to the remit to instructions in the billing statement. Any checks or other instruments delivered to IBM Credit to be applied against Customer’s outstanding obligations will constitute conditional payment until the funds represented by such instruments are actually received by IBM Credit. IBM Credit may apply payments to reduce finance charges first and then principal, irrespective of Customer’s instructions. Further, IBM Credit may apply principal payments to the oldest (earliest) invoice for the Approved Inventory financed by IBM Credit, or to such Approved Inventory which is sold, lost, stolen, destroyed, damaged, or otherwise disposed of. If Customer signs any instrument for any outstanding obligations, it will be evidence of Customer’s obligation to pay and will not be payment. Any discount, rebate, bonus, or credit for Approved Inventory granted to Customer by any Authorized Supplier will not, in any way, reduce the obligations Customer owes IBM Credit, until IBM Credit has received payment in good funds, provided, however, that in the event any such discount, rebate, bonus, or credit must be returned or disgorged or are otherwise unavailable for application, then Customer’s indebtedness will be reinstated as if such discount, rebate, bonus, or credit had never been applied.

        8.        Customer will pay IBM Credit finance charges on the total amount of credit extended to Customer in the amount agreed to between Customer and IBM Credit from time to time. The period of any financing will begin on the invoice date for the Approved Inventory whether or not IBM Credit advances payment on such date. This period will be included in the calculation of the annual percentage rate of the finance charges. Such finance charges may be applied by IBM Credit to cover any amounts expended for IBM Credit’s: appraisal and examination of the assets; maintenance of facilities for payment; assistance in support of Customer’s retail sales; IBM Credit’s commitments to Authorized Suppliers to finance shipments of Approved Inventory to Customer; obtaining the Letter of Credit and any renewals, extensions or new Letter of Credit; expenses incurred in obtaining additional collateral or security; and any costs and expenses incurred by IBM Credit arising out of the financing IBM Credit extends to Customer. Customer also agrees to pay IBM Credit additional charges which will include: late payment fees at a per annum rate equal to the Prime Rate plus 6.5%; flat charges; charges for receiving NSF checks from Customer; renewal charges; and any other charges agreed to by Customer and IBM Credit from time to time. For purposes of this Agreement, “Prime Rate” will mean the average of the rates of interest announced by banks which IBM Credit uses in its normal course of business of determining prime rate. Unless Customer hereafter otherwise agrees in writing, the finance charges and additional charges agreed upon will be IBM Credit’s applicable finance charges and additional charges for the class of Approved Inventory involved prevailing from time to time at IBM Credit’s principal place of business, but in no event greater than the highest rate from time to time permitted by applicable law. If it is determined that amounts received from Customer were in excess of such highest rate, then the amount representing such excess will be considered reductions to the outstanding principal of IBM Credit’s advances to Customer. IBM Credit will send Customer, at monthly or other intervals, a statement of all charges due on Customer’s account with IBM Credit. Customer will have acknowledged the charges due, as indicated on the statement, to be an account stated, unless Customer objects in writing to IBM Credit within seven (7) days after such statement is mailed to Customer. This statement may be adjusted by IBM Credit at any time to conform to applicable law and this Agreement. IBM Credit shall calculate any free financing period utilizing a methodology that is consistent with the methodologies used for similarly situated customers of IBM Credit. The Customer understands that IBM Credit may not offer, may change or may cease to offer a free financing period for the Customer’s purchases of Approved Inventory. If any Authorized Supplier fails to provide payment of a finance charge for Customer, as agreed, Customer will be responsible for and pay to IBM Credit all finance charges billed to Customer’s account.

        9.        Any one or more of the following events shall constitute a default by Customer under this Agreement: Customer breaches any of the terms, warranties or representations contained in this Agreement or in any other agreements between Customer and IBM Credit or between Customer and any of IBM Credit’s affiliates; any guarantor or surety of Customer’s indebtedness to IBM Credit under this Agreement or any other agreements breaches any of the terms, warranties or representations contained in any guaranty, surety agreement or in any other agreements between any guarantor or surety and IBM Credit or between any guarantor or surety and any of IBM Credit’s affiliates; any representation, statement, report or certificate made or delivered by Customer or any of Customer’s owners, representatives, employees or agents or any guarantor or surety to IBM Credit is not true and correct; Customer fails to pay any of the indebtedness owed to IBM Credit or any of IBM Credit’s affiliates when due and payable or declared to be due and payable under this Agreement or under any other agreements between Customer and IBM Credit or between Customer and any of IBM Credit’s affiliates; IBM Credit determines that it is insecure with respect to the payment of any part of Customer’s indebtedness owed to IBM Credit; Customer or any guarantor or surety becomes in default in the payment of any indebtedness owed to any third party, or any event occurs under the terms or provisions of any agreement, document, promissory note or other instrument, for any reason whatsoever, which with or without the passage of time and/or the giving of notice constitutes or would constitute an event of default thereunder; a judgment issues on any money demand against Customer or any guarantor or surety which is not paid in full within sixty (60) days; a writ of capias, attachment, sale or seizure is issued against Customer or any of Customer’s assets; any of Customer’s assets are seized or taken in execution; the death of the undersigned if the business is operated as a sole proprietorship or partnership, or the death of any guarantor or surety; Customer ceases or suspends its business; Customer or any guarantor or surety makes a general assignment for the benefit of Customer’s or any guarantor’s or surety’s creditors; Customer or any guarantor or surety become bankrupt or insolvent or voluntarily or involuntarily become subject to the provisions of the Federal Bankruptcy Code, state insolvency laws or any act or code for the benefit of creditors; any receiver is appointed for any of Customer’s or any guarantor’s or surety’s properties, assets, businesses or undertakings; any guaranty or surety agreement pertaining to Customer’s indebtedness to IBM Credit is terminated for any reason whatsoever; Customer loses any franchise, permission, license or right to sell or deal in any Approved Inventory; if at least sixty (60) days prior to the expiration of the Letter of Credit or any subsequent Letter of Credit, such Letter of Credit is not extended for a term of twelve (12) months or longer, or a new Letter of Credit in an amount, form and from an institution acceptable to IBM Credit and for a term of twelve (12) months or longer is not provided to IBM Credit; Customer or any guarantor or surety misrepresents its respective financial condition or organizational structure. Following an event of a default:

        (a)        IBM Credit may, at any time at IBM Credit’s election, without notice or demand to Customer do any one or more of the following: declare all or any part of the obligations Customer owes IBM Credit immediately due and payable, together with all court costs and all costs and expenses of IBM Credit’s repossession and collection activity, including, but not limited to, all attorney’s fees; exercise any or all rights of a secured party under applicable law; exercise any and all of IBM Credit’s rights to draw upon the Letter of Credit; and/or cease making any further financial accommodations or extending any additional credit to Customer; and/or exercise any or all rights available at law or in equity. All of IBM Credit’s rights and remedies are cumulative.

        (b)        Customer waives and releases: any and all claims and causes of action which Customer may now or ever have against IBM Credit arising directly or indirectly out of this Agreement or Customer’s financing program with IBM Credit.

If Customer brings any action or asserts any claim against IBM Credit which arises out of this Agreement, any other agreement or any of the business dealings between IBM Credit and Customer, in which Customer does not prevail, Customer agrees to pay IBM Credit all costs and expenses of IBM Credit’s defense of such action or claim including, but not limited to, all attorney’s fees. If IBM Credit fails to exercise any of IBM Credit’s rights or remedies under this Agreement, such failure will in no way or manner waive any of IBM Credit’s rights or remedies as to any past, current or future default.

        10.        Customer agrees that IBM Credit does not warrant the Approved Inventory. Customer will pay IBM Credit in full even if the Approved Inventory is defective or fails to conform to any warranties extended by any third party. Customer’s obligations to IBM Credit will not be affected by any dispute Customer may have with any third party. Customer will not assert against IBM Credit any claim or defense Customer may have against any third party.

        11.        Customer will indemnify and hold IBM Credit harmless against any claims or defenses asserted by any buyer of the Approved Inventory by reason of: the condition of any Approved Inventory; any representations made about the Approved Inventory; or for any and all other reasons whatsoever.

        12.        Customer further authorizes IBM Credit to provide to any third party any credit, financial or other information about Customer that is in IBM Credit’s possession.

        13.        Each party may electronically transmit to or receive from the other party certain documents specified in the E-Business Schedule A attached hereto (“E-Documents”) via the Internet or electronic data interchange (“EDI”). Any transmission of data which is not an E-Document shall have no force or effect between the parties. EDI transmissions may be transmitted directly or through any third party service provider (“Provider”) with which either party may contract. Each party will be liable for the acts or omissions of its Provider while handling E-Documents for such party, provided, that if both parties use the same Provider, the originating party will be liable for the acts or omissions of such Provider as to such E-Document. Some information to be made available to Customer will be specific to Customer and will require Customer to register with IBM Credit before access is provided. After IBM Credit has approved the registration submitted by Customer, IBM Credit will provide an ID and password(s) to an individual designated by Customer (“Customer Recipient”). Customer accepts responsibility for the designated individual’s distribution of the ID and password(s) within its organization and Customer will take reasonable measures to ensure that passwords are not shared or disclosed to unauthorized individuals. Customer will conduct an annual review of all IDs and passwords to ensure that they are accurate and properly authorized. IBM CREDIT MAY CHANGE OR DISCONTINUE USE OF AN ID OR PASSWORD AT ITS DISCRETION AT ANY TIME. E-Documents will not be deemed to have been properly received, and no E-Document will give rise to any obligation, until accessible to the receiving party at such party’s receipt computer at the address specified herein. Upon proper receipt of an E-Document, the receiving party will promptly transmit a functional acknowledgment in return. A functional acknowledgment will constitute conclusive evidence that an E-Document has been properly received. If any transmitted E-Document is received in an unintelligible or garbled form, the receiving party will promptly notify the originating party in a reasonable manner. In the absence of such a notice, the originating party’s records of the contents of such E-Document will control.

Each party will use those security procedures which are reasonably sufficient to ensure that all transmissions of E-Documents are authorized and to protect its business records and data from improper access. Any E-Document received pursuant to this paragraph 13 will have the same effect as if the contents of the E-Document had been sent in paper rather than electronic form. The conduct of the parties pursuant to this paragraph 13 will, for all legal purposes, evidence a course of dealing and a course of performance accepted by the parties. The parties agree not to contest the validity or enforceability of E-Documents under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby. The parties agree, as to any E-Document accompanied by Customer’s ID, that IBM Credit can reasonably rely on the fact that such E-Document is properly authorized by Customer. E-Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party will contest the admissibility of copies of E-Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the E-Documents were not originated or maintained in documentary form.

Neither party will be liable to the other for any special, incidental, exemplary or consequential damages arising from or as a result of any delay, omission or error in the electronic transmission or receipt of any E-Document pursuant to this paragraph 13, even if either party has been advised of the possibility of such damages. In the event Customer requests IBM Credit to effect a withdrawal or debit of funds from an account of Customer, then in no event will IBM Credit be liable for any amount in excess of any amount incorrectly debited, except in the event of IBM Credit’s gross negligence or willful misconduct. No party will be liable for any failure to perform its obligations pursuant to this paragraph 14 in connection with any E-Document, where such failure results from any act of God or other cause beyond such party’s reasonable control (including, without limitation, any mechanical, electronic or communications failure) which prevents such party from transmitting or receiving E-Documents.

CUSTOMER RECIPIENT for Internet transmissions:

(PLEASE PRINT)
Name of Customer's Designated Central Contact Authorized to Receive IDs and Passwords:

J.Robert Patterson

e-mail Address:	bpatterson@infotechusa.com

Phone Number:	(973)227-8772 x103

        14.        Time is of the essence in this Agreement. This Agreement will be effective from (i) the date of its acceptance at IBM Credit’s office, (ii) receipt, in form and substance satisfactory to IBM Credit, a fully executed copy of the Wells Fargo Financing Agreement and (iii) Customer’s total outstandings under the Prior Financing Agreement being reduced to Six Hundred Thousand Dollars ($600,000.00). Customer acknowledges receipt of a true copy and waives notice of IBM Credit’s acceptance of it. If IBM Credit advances funds under this Agreement, IBM Credit will have accepted it. This Agreement will remain in force until one of the parties gives ninety (90) day written notice to the other that it is terminated. Notwithstanding the previous sentence, in the event that the terms of the Letter of Credit are not extended for any reason or Customer fails to provide a new Letter of Credit in an amount, form and from an institution acceptable to IBM Credit and for a term of twelve (12) months or longer, IBM Credit may immediately terminate and accelerate all amounts due under this Agreement and otherwise exercise those remedies available to IBM Credit under the terms of this Agreement. If Customer terminates this Agreement, IBM Credit may declare all or any part of the indebtedness Customer owes IBM Credit due and payable immediately. If this Agreement is terminated, Customer will not be relieved from any obligations to IBM Credit arising out of IBM Credit’s advances or commitments made before the effective date of termination. IBM Credit’s rights under this Agreement and IBM Credit’s interest and title in present and future Letters of Credit will remain valid, binding and enforceable until all Customer’s indebtedness to IBM Credit is paid in full. This Agreement shall be binding upon and inure to the benefit of IBM Credit and the Customer and their respective successors and assigns; provided, that the Customer shall have no right to assign this Agreement without the prior written consent of IBM Credit. This Agreement will protect and bind IBM Credit’s and Customer’s respective heirs, representatives, successors and assigns. It can be varied only by a document signed by IBM Credit’s and Customer’s authorized representatives. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable. This Agreement is executed with the authority of Customer’s Board of Directors, and with shareholder approval, if required by the law, if Customer is a corporation or if Customer is a limited liability company, with the authority of authorized members. All notices IBM Credit sends to Customer will be sufficiently given if mailed or delivered to Customer at Customer’s address first written above.

        15.        The laws of the State of New York will govern this Agreement. Customer agrees that venue for any lawsuit will be in the State or Federal Court within the county, parish, or district where IBM Credit’s office, which provides the financial accommodations, is located. Customer hereby waives any right to change the venue of any action.

        16.        If Customer has previously executed any security agreements with IBM Credit, Customer agrees that this Agreement is intended only to amend and supplement such written agreements, and will not be deemed to be a novation or termination of such written agreements. In the event the terms of this Agreement conflict with the terms of any prior security agreement that Customer previously executed with IBM Credit, the terms of this Agreement will control in determining the agreement between Customer and IBM Credit.

17.    (A)     Notwithstanding anything contained in any document to the contrary, it is understood and agreed by Customer and IBM Credit that the claims of IBM Credit arising out of the obligations of Customer under the Prior Financing Agreement or any other documents between Customer and IBM Credit and existing as of the date hereof constitute continuing claims of IBM Credit. Customer acknowledges and agrees that such obligations outstanding as of the date hereof have not been satisfied or discharged and that this Agreement is not intended to effect a novation of Customer’s obligations under the Prior Financing Agreement or any other documents between Customer and IBM Credit.

      (B)     Neither the obtaining of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the obligations of Customer to IBM Credit under this Agreement and shall not operate as a merger of any covenant in this Agreement, and the acceptance of any payment or alternate security shall not constitute or create a novation and the obtaining of a judgment or judgments under a covenant herein contained shall not operate as a merger of that covenant or affect IBM Credit’s rights under this Agreement.

        18.        CUSTOMER WAIVES ANY STATUTORY RIGHT TO NOTICE OR HEARING PRIOR TO IBM CREDIT’S DRAW UPON THE LETTER OF CREDIT. CUSTOMER FURTHER WAIVES ANY AND ALL RIGHTS OF SETOFF CUSTOMER MAY HAVE AGAINST IBM CREDIT. CUSTOMER AGREES THAT ANY PROCEEDING IN WHICH CUSTOMER, OR IBM CREDIT OR ANY OF IBM CREDIT’S AFFILIATES, OR CUSTOMER’S OR IBM CREDIT’S ASSIGNS ARE PARTIES, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, OR THE RELATIONS AMONG THE PARTIES LISTED IN THIS PARAGRAPH WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

INFO TECH USA, INC.

By:	/s/ J. Robert Patterson
Print Name:	J. Robert Patterson
Title:	Secretary / Treasurer

E-BUSINESS SCHEDULE A (“SCHEDULE A”)

Customer Name: INFO TECH USA, INC.

EFFECTIVE DATE OF THIS SCHEDULE: June 30, 2004

DOCUMENTS:

All documents contained in the IBM Credit LLC Account Management Tool on the website listed below:

http://www.ibm.com/financing/commercial/tools.html